Exhibit 99.1

All transactions listed below relate to sales of Common Stock of Riverbed Technology, Inc. on February 29, 2008.

SHARES PRICE SHARES BENEFICIALLY OWNED AFTER TRANSACTION

  100 20.035 100,446
6,100 20.040 94,346
1,400 20.050 92,946
3,906 20.020 89,040
5,494 20.030 83,546
1,400 20.010 82,146
1,600 20.000 80,546